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                                                                    Exhibit 5.17

                        [BAKER & MCKENZIE LETTERHEAD]

Moore International B.V.
Hooge Zijde 28
5626 DC Eindhoven
The Netherlands

Moore IMS B.V.
Hooge Zijde 28
5626 DC Eindhoven
The Netherlands

Moore Response Marketing B.V.
Burgermeester Haspelslaan 35
1181 NB Amstelveen
The Netherlands

September 23,2003
03579750-000001


RE: GUARANTY

Dear Sirs,

We are acting as your legal counsel in connection with a Guaranty, dated on or about September 18, 2003, given pursuant to an indenture dated March 14, 2003 amongst Moore North America Finance Inc. as issuer (the "ISSUER"), Bank One, N.A. as the trustee (the "TRUSTEE") and guarantors listed in Annex I hereto, including (i) Moore International B.V., a company incorporated under the laws of the Netherlands with its principal office in Amsterdam, the Netherlands ("MOORE INTERNATIONAL"), (ii) Moore IMS B.V., a company incorporated under the laws of the Netherlands with its principal office in Eindhoven, the Netherlands ("MOORE IMS") and (iii) Moore Response Marketing B.V. a company incorporated under the

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                                BAKER & MCKENZIE

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laws of the Netherlands with its principal office in Eindhoven, the Netherlands
("MOORE RESPONSE MARKETING") (the "GUARANTY").

In arriving at the opinions expressed below, we have examined and relied on copies or originals of the following documents:

a)       the Guaranty;

b) the written resolution of the board of managing directors (bestuur) of Moore International authorising the execution by Moore International of the Guaranty;

c) the written resolution of the sole shareholder of Moore International authorising the execution by Moore International of the Guaranty;

d) the written resolution of the board of managing directors (Bestuur) of Moore IMS authorising the execution by Moore IMS of the Guaranty;

e) the written resolution on behalf of the board of supervisory directors (Raad van Commissarissen) of Moore IMS authorising the execution by Moore IMS of the Guaranty;

f) the written resolution of the board of managing directors (bestuur) of Moore Response Marketing authorising the execution by Moore Response Marketing of the Guaranty;

g) the written resolution on behalf of the board of supervisory directors (Raad van Commissarissen) of Moore Response authorising the execution by Moore Response of the Guaranty;

h) the excerpts, dated September 16 and 23, 2003, from the Commercial Register of the Chamber of Commerce (the "CHAMBER OF COMMERCE") regarding the registration of Moore International with the Chamber of
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         Commerce under number 33273974, (the "MOORE INTERNATIONAL EXCERPTS");

i) the articles of association of Moore International, dated February 18, 1998, which according to the Moore International Excerpt are the current articles of association of the Moore International;

j) the deed of incorporation of Moore International, dated December 31, 1975;

k) the excerpt, dated September 12, 2003, from the Commercial Register of the Chamber of Commerce (the "CHAMBER OF COMMERCE") regarding the registration of Moore IMS with the Chamber of Commerce under number 17101174, confirmed by telephone on the date hereof to be up-to-date (the "MOORE IMS EXCERPT");

l) the articles of association of Moore IMS, dated May 14, 2003, which according to the Moore IMS Excerpt are the current articles of association of the Moore IMS;

m)       the deed of incorporation of Moore IMS, dated February 27, 1998;

n) the excerpt, dated September 15,2003, from the Commercial Register of the Chamber of Commerce (the "CHAMBER OF COMMERCE") regarding the registration of Moore Response Marketing with the Chamber of Commerce under number 17079448, confirmed by telephone on the date hereof to be up-to-date (the "MOORE RESPONSE MARKETING EXCERPT");

o) the articles of association of Moore Response Marketing, dated September 16, 1998, which according to the Moore Response Marketing are the current articles of association of the Moore Response Marketing;

p)       the deed of incorporation of Moore Response Marketing, dated August 10,
         1993;
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q)       the e-mail dated September 22, 2003 stating the resignation of Mr. A.
         Zoetmulder as managing director of Moore International effective August 31,2003; and

r) the written resolution of the sole shareholder of Moore International accepting the resignation of Mr. A. Zoetmulder as managing director of Moore International referred to in q) hereabove, dated 23 September 2003.

The documents under b) through r) are hereinafter collectively referred to as the "CORPORATE DOCUMENTS".

Moore International, Moore IMS and Moore Response Marketing are hereinafter collectively referred to as the "DUTCH GUARANTORS" and each individually as a "DUTCH GUARANTOR".

Except as stated above, we have not examined any documents entered into by or affecting any of the Dutch Guarantors or any corporate records of any of the Dutch Guarantors and have not made any other enquiries concerning such Dutch Guarantors.

In examining and describing the above documents and in giving the opinions stated below, we have, to the extent necessary to form the opinions given below, with your permission, assumed the following:

(i) the genuineness of all signatures on all documents or on the originals thereof;

(ii) the authenticity and completeness of all documents submitted to us as originals and the conformity to originals of all conformed, copied, faxed or specimen documents and that all documents examined by us as draft or execution copy conform to the final and executed documents;
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(iii)    that each party to the Guaranty (other than each of the Dutch
         Guarantors) has been duly incorporated and organised and is validly existing and in good standing (where such concept is legally relevant) under the laws of its jurisdiction of incorporation and of the jurisdiction of its principal place of business;

(iv) the power, capacity (corporate and otherwise) and authority of all parties (other than each of the Dutch Guarantors) to enter into and perform their obligations under the Guaranty to which they are a party and the legal capacity (handelingsbekwaamheid) of all individuals acting on behalf of any of the parties (including those individuals acting on behalf of any of the Dutch Guarantors);

(v) that under any applicable law, other than the laws of Netherlands, the Guaranty has been duly authorised and validly executed and delivered by all parties thereto (including each of the Dutch Guarantors);

(vi) the due compliance with all matters (including without limitation the obtaining of the necessary consents, licenses, approvals and authorisations, the making of the necessary filings, lodgements, registrations and notifications and the payment of stamp duties, if any, and other taxes) under any law other than the laws of the Netherlands as may relate to or be required in respect of (a) the Guaranty, (b) its lawful execution, (c) the parties thereto (including each of the Dutch Guarantors) or other persons affected thereby, (d) the performance or enforcement by or against the parties (including each of the Dutch Guarantors) or such other persons, or (e) the creation of valid and legally binding obligations of all parties to the Guaranty (including each of the Dutch Guarantors) enforceable against such parties in accordance with their respective terms;

(vii) that the obligations under the Guaranty which are to be performed in any jurisdiction outside the Netherlands will not be illegal or contrary to public policy under the laws of that jurisdiction;
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(viii)   the accuracy, completeness, validity and binding effect of the
         Corporate Documents and the factual matters certified or evidenced thereby at the date hereof;

(ix) that nothing in this opinion is affected by the provisions of the laws of any jurisdiction other than the Netherlands;

(x) that the Guaranty and the transaction contemplated thereby or connected therewith (whether individually or seen as a whole) are not or will not result in a breach of the laws of any relevant jurisdiction other than that of the Netherlands (including for the avoidance of doubt the tax laws) or are intended to avoid the applicability or the consequences of such laws in a manner that is not permitted thereunder;


(xi) that under the laws of the laws of the State of New York, United States of America to which the Guaranty is expressed to be subject and under all other relevant laws (other than those of the Netherlands):

         (a) the Guaranty constitutes and will at all times constitute valid and legally binding obligations of all parties thereto (including each of the Dutch Guarantors), enforceable against such parties (including each of the Dutch Guarantors) in accordance with their terms; and

         (b) the choice of the laws of State of New York, United States of America as the governing law of the Guaranty is a valid and legally binding selection;


(xii) that none of the Dutch Guarantors has passed any resolution to voluntarily dissolve (ontbinden), merge (fuseren) or de-merge (splitsen) itself and no petition has been presented nor order made by a court for the bankruptcy (faillissement) or moratorium of payment (surseance van betaling) of any of the Dutch Guarantors and no receiver, trustee, administrator or similar officer has been appointed in respect of any of the Dutch Guarantors or their assets and that no decision has been taken to dissolve (ontbinden) the Dutch
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         Guarantors by (i) the competent Chamber of Commerce under article 19a book 2 of the Dutch Civil Code or (ii) the competent district court (rechtbank) under article 21 book 2 of the Dutch Civil Code;

         Although not constituting conclusive evidence thereof, our assumption is supported by information obtained by telephone today from the Bankruptcy Clerk Office (faillissementsgriffie) of the district courts of Amsterdam and `s-Hertogenbosch and from the competent Chamber of Commerce;

(xiii) that the execution of the Guaranty by each of the Dutch Guarantors and the performance of the transaction contemplated thereby are in the best corporate interest of each such Dutch Guarantor, are conducive to the realisation of the corporate objects of each such Dutch Guarantor and are not prejudicial to its present and future creditors;

(xiv) that none of the managing directors of any of the Dutch Guarantors has a conflict of interest with such Dutch Guarantor in respect of the Guaranty or the transaction contemplated thereby that would preclude such managing director from validly representing such Dutch Guarantor (or granting a power of attorney in respect of the execution of the Guaranty on behalf of such Dutch Guarantor);

We have not investigated or verified the accuracy of the facts, representations and warranties set out in the Guaranty and, to the extent that the accuracy of such facts, representations and warranties and of any facts stated in any other document on which we have reasonably relied in giving this opinion is relevant to the contents of this opinion, we have assumed that such facts are correct.

We do not express an opinion on the completeness or accuracy of the representations or warranties made by the parties to the Guaranty, matters of fact, matters of law of any jurisdiction other than the Netherlands, international law, including, without limitation, the laws of the European Union, and tax and anti-trust law, except to the extent that those representations and warranties and matters of fact and law are explicitly covered by the opinions below and except to the extent
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the laws of the European Union (other than anti-trust and tax law) have direct force and effect in the Netherlands. No opinion is being given on commercial, accounting, tax or non-legal matters or on the ability of the parties to meet their financial or other obligations under the Guaranty.

Based upon and subject to the foregoing and subject to any matters, documents or events not disclosed to us by the parties concerned and having regard to such legal considerations as we deem relevant, and subject to the qualifications listed below, we are of the opinion that:

 1. Each of the Dutch Guarantors is a corporation duly incorporated, organised and validly existing under the laws of the Netherlands as a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) and has the corporate power and capacity to enter into, to execute and to deliver the Guaranty and to undertake and perform the obligation expressed to be assumed by it thereunder.

 2. The execution, delivery and performance of the Guaranty by each of the Dutch Guarantors (i) has been duly authorised by all requisite corporate action required by their respective articles of association and by Dutch corporate law and (ii) does not violate or contravene (a) any existing provision of, or rule or regulation under, the laws of the Netherlands, applicable to companies generally, or (b) any provision of their articles of association.

3. The Guaranty has been duly executed on behalf of each of the Dutch Guarantors and will constitute the valid and legally binding obligations of each of the Dutch Guarantors enforceable against them, in accordance with its respective terms.

4. No consent, approval, authorisation of or registration, declaration or filing with, any governmental authority, including currency exchange control authorities, if any, in the Netherlands is required in connection with the execution and delivery by each of the Dutch Guarantors of the Guaranty or
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         performance of or compliance with the terms, provisions and conditions thereof.

5. It is not necessary under the laws of the Netherlands to file, register or otherwise record in any public office or elsewhere the Guaranty in order to ensure the legality, validity, enforceability or admissibility in evidence of the Guaranty.

6. No stamp taxes, levies or charges are, under the laws of the Netherlands, or any subdivision or authority thereof or therein, required to be withheld or deducted from any amount payable by any of the Dutch Guarantors under the Guaranty.

The opinions expressed above are subject to the following qualifications:

(i) The choice of the laws of the State of New York, United States of America as the law governing the Guaranty will generally be recognised and applied by the courts of the Netherlands, provided however, that Dutch courts may give effect to the mandatory rules of the laws of another country with which the situation has a close connection, if and insofar as, under the law of the latter country, those rules must be applied regardless of the law applicable to the contract. In considering whether to give effect to these mandatory rules of such third country, regard shall be had to their nature and purpose and the consequences of their application or non-application. Moreover, a Dutch court may give effect to the rules of the laws of the Netherlands in a situation where they are mandatory irrespective of the law otherwise applicable to the documents in question.

(ii) The application of a rule of the law of any country that otherwise would govern an obligation may be refused by the courts of the Netherlands if such application is manifestly incompatible with the public policy (openbare orde) of the Netherlands. On the face of the provisions of the Guaranty (but with the express reservation that we are not conversant with any laws other
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         than the laws of the Netherlands), we are not aware of any provision which might result in such non-application with respect to the Guaranty.

(iii) To the extent that the laws of the Netherlands would apply to the Guaranty (i) the courts of the Netherlands may deem applicable in addition to the legal consequences (rechtsgevolgen) which have been agreed upon by the parties to the Guaranty, upon the execution thereof, such legal consequences which, pursuant to the nature of the Guaranty, would result from the law, usual practices or the requirements of reasonableness and fairness (redelijkheid and billijkheid), (ii) the enforcement of obligations may be limited to the extent that a court may, as a result of general principles of Dutch civil law and dependent upon all relevant circumstances of the particular case, deem enforcement unacceptable with a view to the standards of reasonableness and fairness and (iii) the courts of the Netherlands may change the effects of a contractual obligation at the request of any one of the parties thereto, or terminate the whole or any part of such contractual obligations on the ground that unforeseen circumstances have occurred of such a nature that the other party or parties may, according to standards of reasonableness and fairness, not expect an unchanged performance of the obligation under such contractual obligation; such a change or termination may be given retroactive force, and (iv) the courts of the Netherlands may change the effects of a contractual obligation on the basis of abuse of authority (misbruik van bevoegdheid). Moreover, enforcement of the Guaranty may be subject to restrictions as a result of lack of consensus ad idem (wilsgebreken) and the legal consequences thereof.

(iv) Any enforcement of the Guaranty and of any foreign judgments in the Netherlands will be subject to the rules of civil procedure as applied by the courts of the Netherlands. Such courts have the power to make an award in a foreign currency. However, enforcement against assets in the Netherlands of a judgment for a sum of money expressed in foreign currency would be executed in Dutch legal tender and the applicable rate of exchange prevailing at the date of payment.
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(v)      Enforcement of obligations before the courts of the Netherlands will be subject to the degree to which the relevant obligations are enforceable under their governing law, to the nature of the remedies available in the courts of the Netherlands, the acceptance by such courts of jurisdiction, the effect of provisions imposing prescription periods and to the availability of defences such as set off (unless validly waived) and counter-claim; specific performance may not always be awarded. In addition, our opinion is subject to and limited by the provisions of any applicable bankruptcy, insolvency, moratorium and other laws of general application relating to or affecting generally the enforcement of creditors' rights and remedies (including the doctrine of creditors' prejudice (actio pauliana) within the meaning of
         Section 3:45 of the Dutch Civil Code and/or Section 42 et. sec. of the Dutch Bankruptcy Act (faillissementswet)).

(vi) The terms "legal", "valid", "binding", "obligation" and "enforceable" mean that the obligations to which those terms relate are of a type which under the laws of the Netherlands are generally recognised or are generally enforceable: specific performance, however, may not always be granted by Dutch courts.

(vii) The concept of "delivery" of a document is not known or required under the laws of the Netherlands to render a document valid, binding and enforceable.

(viii) All powers of attorney (including, but not limited to, powers of attorney expressed to be irrevocable and all appointments of process or other agents) issued explicitly or by implication terminate by operation of law and without notice upon the bankruptcy (faillissement) of the person issuing any such power of attorney (the "PRINCIPAL").

         Powers of attorney, which are expressed to be irrevocable, are not capable of being revoked insofar as they extend to the performance of legal acts (rechtshandelingen) which are in the interest of the attorney appointed under such power of attorney or a third party. However, at the request of the
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         Principal, an heir or a trustee of such person, the court may amend or cancel an irrevocable power of attorney for significant reasons.

         Powers of attorney can only be exercised with the cooperation of the court-appointed administrator (bewindvoerder) in the event the Principal is granted a moratorium of payments (surseance van betaling).

         Unless otherwise provided therein, any power of attorney terminates by operation of law upon the death of, the commencement of legal guardianship over, the bankruptcy of, or the declaration that a debt settlement arrangement shall apply to, the attorney appointed under such power of attorney or by notice of termination given by such attorney.

(ix) Agreements may be amended orally by the parties thereto, notwithstanding provisions therein to the contrary.

(x) In case of concurrent proceedings in more than one jurisdiction the courts in the Netherlands have the power to stay proceedings if the concurrent proceedings were brought elsewhere prior to the starting of proceedings in the Netherlands. Furthermore, the ability of any party to assume control over another party's proceedings before the courts of the Netherlands may be limited by Dutch rules of civil procedure.

(xi) Service of process before a Dutch court must be performed in accordance with Dutch law of civil procedure.

(xii) Whether or not provisions in the Guaranty which may be invalid or void may be severed from the other provisions thereof in order to save those other provisions (partiele nietigheid) would be determined by the Dutch courts at their discretion.

(xiii) Each Dutch Guarantor is obliged to comply with all notification and registration requirements of the Dutch Central Bank (De Nederlandsche Bank N.V.: hereinafter referred to as "DNB") in connection with payments
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         to be made by such Dutch Guarantor to non-residents of the Netherlands in accordance with the Reporting Instructions Balance of Payments Reports 2003 (Rapportagevoorschriften Betalingsbalansrapportages 2003) issued by DNB pursuant to the External Financial Relations Act 1994 (Wet Financiele Betrekkingen Buitenland 1994), although a failure to perform any of these formalities will not adversely affect the validity, effectiveness, enforceability or admissibility in evidence of the Guaranty or any payment made or to be made thereunder.

In issuing this opinion we do not assume any obligation to notify or to inform you of any developments subsequent to its date that might render its contents untrue or inaccurate in whole or in part at such time.

This opinion:

(a) expresses and describes Dutch legal concepts in English and not in their original Dutch terms. These concepts may not be identical to the concepts described by the English translations. This opinion may therefore be relied upon only on the express condition that it shall be governed by and that all words and expressions used herein shall be construed and interpreted in accordance with the laws of the Netherlands;

(b)      speaks as of the date stated above;

(c) this opinion is given for your benefit in connection with the Guaranty and is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. This opinion is not to be disclosed to any other person nor is it to be relied upon by any other person or for any other purpose or quoted or referred to in any public document without our prior written consent provided that we hereby consent to:-
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         (i)      the use of our opinion as herein set forth as an exhibit to any registration statement in the framework of the registration of the USD403 million aggregate principal amount of 7 7/8% Senior Notes due 2011 of the Issuer and to the use of our name under the caption "Validity of the Exchange Notes" in the prospectus forming a part of such registration statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the United States Securities Act of 1933, as amended, or the rules and regulations of the United States Securities and Exchange Commission promulgated thereunder or Item 509 of Regulation S-K; and

         (ii) Sullivan & Cromwell, counsel to Moore North America Finance, relying upon this opinion for the purposes of the opinion such firm will provide to the Trustee under Section
                  12.04(Certificate and Opinion as to Conditions Precedent) of the Indenture.

The foregoing opinion is limited to the laws of the Netherlands as at present in effect.

This opinion is given on behalf of Baker & McKenzie, Amsterdam and not on behalf of any other office or associated firm of Baker & McKenzie.

In this opinion the expressions "we", "us", "our" and like expressions should be construed accordingly.

Yours sincerely,

/s/ P.L.A.M. Schroeder
----------------------
P.L.A.M. Schroeder